Exhibit 16.1



                            Turner, Stone & Company
                             12700 Park Central Dr.
                                   Suite 1400
                              Dallas, Texas 75251
                                  972-239-1660



May 3, 2004


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:  Invvision Capital, Inc.
        Commission File No. 333-80429


Gentlemen,

We were previously the independent auditors of Invvision Capital, Inc. and on April 14, 2004 we most recently reported on their financial statements as of and for the years ended December 31, 2003 and 2002. On April 27, 2004, we were dismissed as the company's independent auditors. We have read Invvision Capital, Inc.'s statements included under Item 4 of its Form 8-K dated May 3, 2004 and we agree with such statements.




/s/ Turner, Stone & Company, L.L.P.
-----------------------------------
Turner, Stone & Company, L.L.P.